INDEPENDENT CONSULTING AGREEMENT

THIS INDEPENDENT CONSULTING AGREEMENT (the ***"Agreement"***) is made and entered into as of May 1st, 2022 (the ***"Effective Date"***), by and between **ONCOTELIC THERAPEUTICS INC.,** a Delaware corporation (***"the Company"***), and **Fatih Uckun, MD, Ph.D.**, (***"Consultant"***). For the purpose of this Agreement, the Company and Consultant shall be collectively referred to as "Parties" and individually as "Party".

RECITALS

WHEREAS, the Company desires to engage Consultant as the Company's Consulting Chief Medical Officer (**"CMO"**), and Consultant desires to accept the engagement by the Company, as a consultant to the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. CONSULTING SERVICES. Subject to the terms and conditions of this Agreement, the Company hereby engages Consultant, and Consultant hereby accepts the engagement by the Company, to serve as a consultant to the Company. Consultant agrees to (i) provide medical-scientific leadership and direction for Oncotelic pipeline of clinical development programs in cancer, transplantation immunology, viral sepsis; (ii) contribute to the strategy, direction and execution of the company's clinical development plans; (iii) coordinate collaborations with academic centers and other biotech and pharmaceutical companies; (iv) provide day-to-day oversight for clinical development, pharmacovigilance as well as clinical operations teams; (v) represent the Company in meetings with the Food and Drug Administration; and (vi) and participate in meetings with potential investors, on an as need basis only and as reasonably requested from time to time by the Company's executive officers and/or management team and accepted by Consultant (collectively, the ***"Services"***). The matter and means by which Consultant chooses to perform the Services shall be in Consultant's sole discretion and control; provided, however, that: (i) Consultant shall perform all Services in a timely and professional manner, using a degree of skill and care at least consistent with industry standards; (ii) and Consultant shall report the progress of Services to the Company on a weekly basis by submitting a weekly report to the Company's executive officers.

2. COMPENSATION.

2.1 As full and complete consideration for Consultant's performance of the Services, the Company shall pay Consultant the rate included in Appendix A for projects as agreed upon by the parties (the ***"Consulting Fees"***). The Consulting Fees may be updated on an annual basis. by written communication from Consultant to the Company and as accepted by the Company, for any projects starting after the notification date. Consultant will be working on Company projects. Company shall not pay to Consultant for time spent traveling to the Company for performance of Services. Consulting Fees shall be due and payable by the Company on the first business day of each month. Notwithstanding anything to the contrary in this Agreement, Consultant shall, on the last business day of each month, prepare and submit to the Company a written summary of service for such month then ended, detailing the number of hours (or portions thereof) spent performing the Services and describing the specific nature of the Services performed during such month.

3. EXPENSES. The Company shall reimburse Consultant for any reasonable out-of-pocket expenses, including, without limitation, reasonable travel expenses, incurred in connection with Consultant's performance of the Services; provided, however, that Consultant must: (i) obtain the prior written

approval of the Company for any such expenses that, individually or in the aggregate, exceed $100; and (ii) submit such written documentation of all such expenses as the Company may reasonably require. Travel by Consultant's personal car will be billed at the current IRS rate of $0.55 per mile. The Company will reimburse Consultant for expenses covered by this Section 3 within thirty (30) days of the Company's receipt of proper documentation of such expenses.

4. INDEPENDENT CONTRACTOR RELATIONSHIP. Consultant's relationship with the Company shall be solely that of an independent contractor, and nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of the Company and are not authorized to make any representation, contract or commitment on behalf of the Company. Consultant shall not be entitled to any of the benefits that the Company may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to any federal or provincial tax authority with respect to Consultant's performance of the Services and receipt of the Consulting Fees pursuant to this Agreement. Given that the Consultant is an independent contractor, the Company will not withhold or make payments for unemployment insurance or disability insurance contributions, or obtain worker's compensation insurance on Consultant's behalf. Consultant agrees to accept exclusive liability for complying with all applicable federal, provincial and local laws governing self-employed individuals, including, without limitation, obligations such as the payment of taxes, disability and other contributions based on the Consulting Fees paid to Consultant. Consultant hereby agrees to indemnify, hold harmless and defend the Company from and against any and all such taxes and contributions, as well as any penalties and interest arising therefrom.

5. CONFIDENTIALITY. Consultant has previously executed an Employment Agreement dated August 23rd, 2019, Section 7 of as related to no solicitation, confidentiality, and work for hire is hereby incorporated by reference into the Agreement.

6. NO CONFLICTING OBLIGATION. Consultant represents that Consultant's entering into this Agreement, Consultant's performance of all of the terms of this Agreement and Consultant's performance of the Services pursuant to this Agreement do not and will not breach or conflict with any agreement or other arrangement between Consultant and any third party, including, without limitation, any agreement or other arrangement between Consultant and any third party to keep in confidence any proprietary information of another entity acquired by Consultant in confidence or in trust prior to the date of this Agreement. Consultant agrees not to enter into any agreement that conflicts with this Agreement while this Agreement remains in effect.

7. TERM AND TERMINATION.

7.1 Term. This Agreement shall be in effect from the Effective Date (the ***"Initial Term"***) and shall automatically renew on an annual basis, unless the Parties agree to terminate Consultant's Services at that time.

7.2 Termination by Consultant. This Agreement may be terminated, for any reason or no reason at all, by Consultant at any time following the Effective Date by delivering three (3) days' prior written notice to the Company.

7.3 Termination by the Company. This Agreement may be terminated, for any reason or no reason at all, by the Company at any time following the Effective Date by delivering three (3) days' prior written notice to Consultant.

7.4 Effect of Termination. The obligations set forth in Sections 4, 5, 6, 7.4 and 8, as well as any outstanding payment or reimbursement obligations of the Company for Services performed prior to the date of notice of termination, shall survive any termination of this Agreement. Upon any

termination of this Agreement, Consultant shall promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information, Third-Party Information or Inventions.

8. MISCELLANEOUS.

8.1 Certification of Non-Debarment. Certification of Non-Debarment. Consultant hereby certifies to the best of its knowledge and belief that: (a) Consultant is not presently debarred or has been convicted of a crime for which Consultant can be debarred under Section 306(a) or (b) of the U.S. Generic Drug Enforcement Act of 1992 (the "Act"); (b) Consultant is not under investigation by the FDA or any other regulatory authority for debarment action or are not indicted or otherwise criminally or civilly charged by a government entity (Federal or State) with commission of the kinds of conduct for which they could be debarred under the Act; (c) Consultant has not engaged in any conduct or activity which could lead to any of the above-mentioned debarment actions. . Consultant agrees to notify the Company immediately if any of the statements in (a) through (c) become untrue.

8.2 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the Party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to The Company or to Consultant, as applicable, at the respective addresses set forth on the signature page to this Agreement or at such other address(es) as the Company or Consultant may designate by ten (10) days advance written notice to the other Party hereto.

8.3 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, Court of Orange County, as applied to contracts to be performed entirely within such state.

8.4 Successors and Assigns. The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that, as the Company has specifically contracted for Consultant's services, which services are unique and personal, Consultant may not assign, subcontract or delegate Consultant's obligations under this Agreement either in whole or in part to any Party without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company's business.

8.5 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.6 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the Parties hereto,

8.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement in writing for such provision, then: (i) such provision shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

8.8 Entire Agreement. This Agreement sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof.

8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email, portable document format (or .pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as the physical delivery of an original executed counterpart of this Agreement.

8.10 Indemnification and Warranty. The Consultant shall at all times comply with all applicable laws, statutes, ordinances, rules, regulations and other governmental requirements. The Company will indemnify Dr. Uckun under its Directors and Officers Policy in his capacity as the Consulting Chief Medical Officer. Consultant has previously executed an Indemnification Agreement dated April 22, 2019 which is hereby incorporated by reference into the Agreement.

8.11 Attorney's Fees. The Parties agree that the non-prevailing Party will pay all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing Party to enforce this Agreement or other related agreements.

(Signature page to follow)

IN WITNESS WHEREOF, the Parties hereto have executed this **CONSULTING AGREEMENT** as of the Effective Date.

THE COMPANY:

ONCOTELIC THERAPEUTICS INC.

DocuSigned by:
By: Vuong Trieu
E6F36CF6303647D...
Vuong Trieu, Ph.D.
CEO

Address: 29397 Agoura Rd., Ste. 107
Agoura Hills, CA 91301, USA

CONSULTANT:

DocuSigned by:
By: Fatih Uckun
5CA9D0CE9EE64B9...
Fatih Uckun, MD, Ph.D.

Address: 12590 Ethan Avenue North
White Bear Lake, MN 55110, USA

Appendix A

The Company will pay Consultant the consulting service fee of $42,000 per month or $504,000 per annum pursuant to the schedule set forth in Section 2 of the Agreement.

Consultant shall provide the consulting services for 30 hours per week (or 70% of his professional time). Dr. Uckun will be responsible to lead all the clinical trials of the Company, excluding any investigator sponsored studies or investigator initiated clinical trials.

The Company will indemnify Dr. Uckun under its Directors and Officers Policy in his capacity as the Consulting Chief Medical Officer.